China Education Alliance Announces Participation in Upcoming Financial Conferences

Recent financial results and growth strategies will be discussed at events being held during September 2009

HARBIN, China, Sept. 3, 2009-- /PRNewswire-Asia-FirstCall/ -- China Education Alliance, Inc. (NYSE Amex: CEU) announced today the schedule of upcoming financial conferences that the company will participate in during September 2009.

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Xiqun Yu, Chief Executive Officer, will present at the Rodman & Renshaw 11th Annual Global Investment Conference in New York City on Wednesday, September 9, 2009 at 10:50 a.m. at the New York Palace Hotel (455 Madison Avenue). Mr. Yu’s presentation will take place in the Kennedy I Salon (4th floor) and will be webcast live and archived for 90 days. For more information regarding this conference, please visit http://rodm.com/conferences. To view the webcast presentation, follow the “Conference Webcasting” link found at http://rodm.com/conferences?id=39.

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Xiqun Yu will attend Susquehanna Financial Group’s Third Annual Beijing Management Summit scheduled for September 16-17, 2009 at the Grand Hyatt Beijing Hotel in China. Mr. Yu will be available for one-on-one meetings with investors during this financial conference, which focuses on emerging Asian markets.

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Zack Pan, Chief Financial Officer, will present at the RedChip New York Equities Conference at the NASDAQ MarketSite (4 Times Square) on September 30, 2009. Mr. Pan’s presentation will be webcast live and available via http://www.redchip.com for 90 days.

Investors who are interested in additional information about China Education Alliance or who would like to schedule a one-on-one meeting with the company at the Rodman & Renshaw conference or in the New York metro area should contact Dave Gentry at 407-644-4256, Ext. 104, or email info@redchip.com.

About China Education Alliance, Inc.

China Education Alliance, Inc. (NYSE Amex: CEU) is a fast growing, leading China-based company offering high-quality education resources and services to students ages 6 to 18 and adults ages 18+ (University students and professionals). For students ages 6 to 18, China Education Alliance, Inc. offers supplemental, online exam-oriented training materials and on-site exam-oriented training and tutoring services. The company is providing on-line, downloadable, famous teachers resources and on-site face-to-face instructions. All resources and tutoring services are provided by famous teachers within mainland China. The purpose of online exam-orientated resources and on-site tutoring is to help Chinese students ages 6 to 18 to pass the two most important and highly competitive exams in their educational career: senior high school entrance exam and college entrance exam. For graduates and professionals age 18+, China Education Alliance provides vocational training including IT and several professional training programs. For more information about China Education Alliance, please visit http://www.chinaeducationalliance.com.

For more information, please contact:

At the Company:
Zack Pan, CFO
China Education Alliance, Inc.
Tel:   1-405-315-9987
Email: zackpan08@gmail.com

Investor Relations:
RedChip Companies, Inc.
Dave Gentry, Investor Relations
1-800-733-2447, Ext. 104
info@redchip.com
www.RedChip.com

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SOURCE: China Education Alliance, Inc.